EXHIBIT 99.1

For Immediate Release

Contact:  Mark N. Schwartz, CEO

Hypertension Diagnostics, Inc.

651-687-9999

HDI Completes $2.75 Million Equity Financing Announced in August 2003

ST. PAUL, MN – February 12, 2004 – Hypertension Diagnostics, Inc.  (OTCBB: HDII.OB) has raised $461,370, completing the $2.75 million funding announced in August 2003.

The capital will be used to expand market penetration of the CVProfilor® DO-2020 in the United States , HDI’s medical device that helps doctors save lives through early detection of cardiovascular disease.  The CVProfilor measures the elasticity of small and large arteries, a key indicator of vascular health.  This measurement provides valuable clinical information which enables physicians to screen patients sooner for signs of vascular disease.  Earlier disease identification and management can reduce the risks of cardiovascular disease complications.

“We have a unique business model that provides substantial clinical and economic value to physicians,” said Mark Schwartz, Chairman and CEO of HDI.  “We are now focusing on expanding the distribution of the CVProfilor to enable widespread prevention of heart disease through early detection that can lead to more effective therapy.”

The private placement was completed on February 9, 2004, through the sale of common stock (“Common Stock”), Series A Convertible Preferred Stock (“Preferred Stock”), and Common and Preferred Stock warrants of the Company (collectively, the “Securities”). The transaction involved the sale of 1,878,365 shares of Common Stock and 118,113 shares of Preferred Stock to private investors.  The investors also received warrants to purchase up to an additional 4,695,935 shares of Common Stock and up to an additional 295,295 shares of Preferred Stock.   The offering of the Securities was made to capitalize on the over-subscription for the Company’s securities offered pursuant to the Company’s previous offering, which closed on August 28, 2003 (the “Prior Offering”).  The proceeds from this offering together with the Prior Offering total approximately $2,750,000.

The Common Stock and the Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Act”), or state securities laws, and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission under the Act, or an applicable exemption therefrom. The Company has granted certain registration rights covering all of the Common Stock and Preferred Stock sold in the offering to the investors.  Net proceeds from the offering will be used primarily for working capital purposes and to expand the Company’s sales and marketing efforts of its CardioVascular Profiling Systems.

Hypertension Diagnostics, Inc. is helping doctors save lives by reducing the risk of cardiovascular disease with its CVProfilor.  The CVProfilor determines risk for cardiovascular disease by measuring the health of small and large arteries. These vascular parameters provide physicians with clinically beneficial information useful in screening patients who may be at risk for cardiovascular disease, assist physicians with their diagnosis of patients’ cardiovascular disease, and allow physicians to more intelligently individualize therapy designed to reduce risk in patients diagnosed with cardiovascular disease. More information is available at www.hdii.com.

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company’s 2003 Annual Report on Form 10-KSB, as amended, and subsequent Quarterly Reports on Form 10-QSB, all of which were filed with the U.S. Securities and Exchange Commission, as well as others not now anticipated.

CVProfilor is a registered trademark of Hypertension Diagnostics, Inc.  Hypertension Diagnostics, HDI/PulseWave, PulseWave and CVProfile are trademarks of Hypertension Diagnostics, Inc.  All rights reserved.

Website: www.hdii.com